                                   Exhibit 11


                         SEACHANGE INTERNATIONAL, INC.

                    Computation of Net Income Per Share (1)

                                  (Unaudited)


                                  Three months ended         Six months ended
                                       June 30,                  June 30,
                              ------------------------  ------------------------
                                 1996         1997          1996         1997
                              -----------  -----------  -----------  -----------
Weighted average common and
 common equivalent shares:


Weighted average common
 shares outstanding during
 the period                    10,358,752   12,896,942   10,354,090   12,883,997


Weighted average common
 equivalent shares (2)          1,230,760      510,544    1,230,760      526,523
                              -----------  -----------  -----------  -----------

                               11,589,512   13,407,486   11,584,850   13,410,520
                              ===========  ===========  ===========  ===========

Net income                    $ 1,403,000  $ 2,405,000  $ 2,122,000  $ 4,138,000

Primary net income per share  $      0.12  $      0.18  $      0.18  $      0.31


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(1) Common share equivalents issued subsequent to September 1995 which are comprised of common stock options and Series B convertible preferred stock have been included in the calculation for the three-month and six-month periods ended June 30, 1996 pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83


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